UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 24, 2006

THE BOMBAY COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7832	75-1475223
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Bailey Avenue, Fort Worth, Texas	76107
(Address of Principal Executive Officers)	(Zip Code)

(817) 347-8200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CF                    R 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CF                   R 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2006, The Bombay Company, Inc. (the “Company”), entered into a credit agreement with General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and GE Canada Finance Holding Company, as Canadian Agent. A copy of the credit agreement is included in this Current Report as Exhibit 10.1. The disclosure in Item 2.03 and Exhibit 10.1 of this report are incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry into the secured credit facility disclosed in Item 1.01 above, the Company terminated the secured credit agreement with a group of lenders lead by Wells Fargo Retail Finance, LLC, as Arranger and Administrative Agent, dated as of September 29, 2004, and all amendments thereto. The terminated credit agreement and related agreements were filed as Exhibits 10.1-10.3 in the Company’s Form 8-K/A filed on October 29, 2004.  The most recent amendment to the credit agreement and related agreements were filed as Exhibits 10.A-10.C in the Company's Form 10-Q filed on September 6, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 24, 2006, the Company entered into a credit agreement with General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and GE Canada Finance Holding Company, as Canadian Agent. This credit agreement provides for a revolving credit facility with an aggregate commitment of up to $125 million. Amounts borrowed under the credit agreement are secured through various security agreements, copies of which are included in this filing as Exhibits 10.2-10.4 and are incorporated by reference in this Item 2.03. The facility replaces the Company’s previous $135 million secured credit facility, all indebtedness of which was repaid coincident with the closing of the new facility. The new credit facility is comprised of separate lines of credit in the United States and Canada, with separate availability bases. The United States and Canadian lines are secured by inventory, receivables, an office building with related parking garage, land and fixtures (“Office Building”) and certain other assets of the Company. The Canadian line is also secured by inventory, receivables and certain other assets of the Company’s Canadian subsidiary, which can borrow up to $18 million. Aggregate borrowings under the United States and Canadian lines cannot exceed $125 million.

    Amounts borrowed under the new facility can be used for general corporate purposes.  The facility includes a letter of credit subfacility providing for the issuance of letters of credit in an aggregate amount up to $75 million. Borrowings bear interest, at the Company’s option, at either:

•	the rate last quoted in the Wall Street Journal as the “base rate loan of corporate loans posted by at least 75% of the nation's largest banks” or
•	the Eurodollar rate plus a margin of 1.00% to 1.75%, with such margin depending on the amount by which the average available commitment exceeds the usage under the facility during the prior quarter.

The available commitment under the facility is limited to a borrowing base generally comprised of 92.5% of the net liquidation value of eligible inventory (97.5% during seasonal periods), 90% of receivables, as defined in the credit agreement, and 75% of the fair market value of the Office Building, less certain reserve adjustments. The total commitment as of October 25, 2006 was $124.5 million.  Utilization at that date totaled $74.1 million, including $6.5 million of letters of credit.

The credit agreement contains no covenants regarding the maintenance of financial ratios, but does include other customary covenants including, but not limited to:

•	a requirement that the Company maintain minimum availability equal to 7.5% of the aggregate borrowing base;
•	a requirement that the Company report to the lender certain financial and operational information on a recurring basis;
•	restrictions regarding the incurrence of debt by the Company;
•	restrictions regarding the creation of liens on assets of the Company;
•	restrictions regarding dissolution, liquidation or merger of the Company;
•	restrictions regarding the Company making certain investments, advances and loans;
•	restrictions regarding the sale, transfer or other disposition of assets of the Company; and
•	restrictions regarding transactions with affiliates of the Company.

Furthermore, the credit agreement allows the Company to acquire shares of its common stock and to declare and pay dividends, so long as:

•	no default or event of default shall have occurred and be continuing;
•	immediately after giving effect thereto and for the two fiscal quarters then ended immediately prior, availability under the facility is at least equal to $25 million; and
•	certain other conditions are satisfied.

The credit agreement also contains customary events of default including, but not limited to, the failure on the part of the Company to satisfy the above-described covenants. If an event of default occurs and is continuing, the lender may elect to pursue remedies including, but not limited to:

•	declaring all obligations immediately due and payable;
•	ceasing to advance money or extend credit to or for the benefit of the Company;
•	terminating the credit facility; or
•	liquidating the collateral for the benefit of the lender.

The facility expires on October 24, 2011.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No. Description

10.1
Credit Agreement dated as of October 24, 2006 among The Bombay Company, Inc., each of its subsidiaries that are signatories hereto, as Borrowers, the Lenders and L/C Issuers party hereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent and GE Canada Finance Holding Company, as Canadian Agent.

10.2	Guaranty and Security Agreement.

10.3	Canadian Security Agreement.

10.4         Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing.

99.1 Press Release, dated October 25, 2006, announcing new secured credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOMBAY COMPANY, INC.
(Registrant)

Date: October 27, 2006	/s/ ELAINE D. CROWLEY
Elaine D. Crowley Senior Vice President, Chief Financial Officer and Treasurer